Exhibit 99.1

THE TILE SHOP REPORTS FIRST QUARTER 2016 RESULTS;

RAISES FULL YEAR OUTLOOK

13.2% Comparable Store Sales Growth

70.5% Gross Margin

63.4% Operating Income Growth

22.8% Adjusted EBITDA Margin and 31.3% Adjusted EBITDA Growth

Diluted Earnings per Share of $0.13, growth of 85.7%

Non-GAAP Diluted Earnings per Share of $0.14, growth of 75.0%

MINNEAPOLIS – April 19, 2016 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2016.

Net sales grew 16.1% to $84.7 million for the first quarter ended March 31, 2016 compared with $73.0 million for the first quarter ended March 31, 2015. The $11.7 million increase in net sales was due to a comparable store sales increase of 13.2%, or $9.6 million in the quarter and incremental net sales of $2.1 million from stores not included in the comparable store base.

“We are very pleased to report a tremendous start to 2016” said Chris Homeister, CEO.  “Our continued efforts against our key initiatives concluded with another quarter of very strong results and significant momentum for our business. The continuing strength of our business has led us to increase our full year outlook for 2016. We are eager to build upon our first quarter accomplishments as we seek to deliver significant growth in sales, operating margins and earnings per share throughout the remainder of 2016 and beyond.”

Gross margin for the first quarter of 2016 was 70.5% compared with 69.9% for the first quarter of 2015. The increased gross margin rate was driven primarily by improved margin on customer delivery revenue and inventory control process improvements.

Selling, general and administrative costs for the first quarter of 2016 were $47.9 million compared with $43.8 million for the first quarter of 2015. The $4.1 million increase was primarily driven by variable expenses associated with revenue growth and the costs associated with opening and operating new stores.

The Company opened one new store in the first quarter of 2016 in Buford, GA, the Company’s third store in the Atlanta, GA market. The Company noted it also opened its sixth store in the greater Philadelphia, PA market in Deptford, NJ on April 16, 2016. As of today, the Company operates 116 stores in 31 states.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the first quarter of 2016 was $7.2 million compared with $4.0 million for the first quarter of 2015. Non-GAAP diluted earnings per share for the first quarter of 2016 were $0.14 compared with $0.08 for the first quarter of 2015, representing 75.0% growth. See the “Non-GAAP Income Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP to non-GAAP income.

Non-GAAP Income Reconciliation
	Three Months Ended
	March 31, 2016			March 31, 2015
($ in thousands, except share and per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$11,217	$6,758	$0.13	$6,421	$3,659	$0.07
Special charges:
Litigation and investigation costs	697	420	0.01	514	292	0.01
Non-GAAP income	$11,914	$7,178	$0.14	$6,935	$3,951	$0.08

Adjusted EBITDA for the first quarter of 2016 was $19.3 million compared with $14.7 million for the first quarter of 2015, representing 31.3% growth. See the “Adjusted EBITDA Reconciliation” table and the “Non-GAAP Financial Measures” section below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation ($ in thousands)
(Unaudited)	Three months ended March 31,
	2016	2015

GAAP net income	$6,758	$3,659
Interest expense	570	803
Income taxes	4,459	2,762
Depreciation and amortization	5,571	5,649
Special charges(1)	697	514
Stock-based compensation	1,229	1,305
Adjusted EBITDA	$19,284	$14,692

Financial Guidance

The Company is providing updated expectations for full year 2016 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2016 the Company expects:

($ in millions, except per share data)	2016	2015
Net Sales	$320 - $329	$293.0
Comparable Store Sales Change	mid to high single digits	7.4%
Gross Margin % of Net Sales	approx. 70%	69.5%
Depreciation & Amortization	approx. $23	$22.2
Stock Based Compensation	approx. $5	$5.5
Effective Tax Rate	approx. 41%	41%
Special Charges	approx. $2	$1.3
Non-GAAP Earnings Per Share	$0.40 - $0.45	$0.32
Adjusted EBITDA	$65 - $69	$58.4
Fully Diluted Shares Outstanding	approx. 52 million	51.3 million
New stores	9 to 12	7
Capital Expenditures	$25 to $30	$19

See the “Non-GAAP Income Guidance Reconciliation” table and the “Adjusted EBITDA Guidance Reconciliation” table on the final page of this release for a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, April 19, 2016. Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with more than 50 full-room tiled displays. The Tile Shop currently operates 116 stores in 31 states, with an average size of 21,700 square feet and sells products online at www.tileshop.com

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, stock based compensation and special charges related to litigation costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes special charges related to litigation costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands, except share data)
(Unaudited)

	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$16,405	$10,330
Trade receivables, net	2,368	1,966
Inventories	64,236	69,878
Income tax receivable	363	735
Other current assets, net(1)	3,785	4,344
Total current assets	87,157	87,253
Property, plant and equipment, net	136,004	135,115
Deferred taxes and other assets, net(1)	22,297	22,639
TOTAL ASSETS	$245,458	$245,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,204	$14,584
Income tax payable	3,583	1,101
Other accrued liabilities(1)	28,736	24,071
Total current liabilities	46,523	39,756
Long-term debt, net(1)	36,226	51,178
Capital lease obligation, net	775	797
Deferred rent	35,812	34,983
Other long-term liabilities	2,923	3,092
TOTAL LIABILITIES	122,259	129,806

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,438,973 and 51,437,973 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	181,430	180,192
Accumulated deficit	(58,227)	(64,985)
Accumulated other comprehensive income	(9)	(11)
Total stockholders’ equity	123,199	115,201
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$245,458	$245,007

(1) In the first quarter of 2016, the Company adopted changes issued by the Financial Accounting Standards Board involving the presentation of debt issuance costs. Under the new standard, debt issuance costs are to be presented on the entity's balance sheet as a direct deduction from the carrying value of the related debt liability. The Company applied the guidance on a retrospective basis; therefore, the December 31, 2015 Consolidated Balance Sheet has been updated to conform to the March 31, 2016 presentation. As a result, $0.4 million of debt issuance costs (previously reported in Other current assets, net and Deferred taxes and other assets, net) were reclassified to Other accrued liabilities and Long-term debt, net in the December 31, 2015 Condensed Consolidated Balance Sheet.

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
($ in thousands, except share, and per share data)
(Unaudited)
($ in thousands, except per share data)	Three months ended March 31,
	2016	2015
Net sales	$84,714	$72,963
Cost of sales	25,009	21,992
Gross profit	59,705	50,971
Selling, general and administrative expenses	47,949	43,776
Income from operations	11,756	7,195
Interest expense	570	803
Other income	31	29
Income before income taxes	11,217	6,421
Provision income taxes	4,459	2,762
Net income	$6,758	$3,659

Earnings per common share:
Basic	$0.13	$0.07
Diluted	$0.13	$0.07

Weighted average shares outstanding:
Basic	51,359,167	51,125,221
Diluted	51,666,432	51,163,963

Rate Analysis

Tile Shop Holdings, Inc. and Subsidiaries
Rate Analysis
(Unaudited)
	Three months ended March 31,
	2016	2015
Gross margin rate	70.5%	69.9%
SG&A expense rate	56.6%	60.0%
Income from operations margin rate	13.9%	9.9%
Adjusted EBITDA margin rate	22.8%	20.1%

Non-GAAP Income Guidance Reconciliation	2016 Guidance
	Low End			High End
($ in millions, except share and per share data)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
GAAP income	$34	$20	$0.38	38	$22	$0.43
Special charges:
Litigation costs	2	1	0.02	2	1	0.02
Non-GAAP income(1)	$35	$21	$0.40	$40	$23	$0.45
(1)Amounts may not foot due to rounding.

Adjusted EBITDA Guidance Reconciliation	2016 Guidance
($ in millions)	Low End	High End
GAAP Net Income	$20	$22
Interest expense	2	2
Income taxes	14	16
Depreciation and amortization	23	23
Special charges(1)	2	2
Stock based compensation	5	5
Adjusted EBITDA(2)	$65	$69
(1)Litigation Costs
(2)Amounts do not foot due to rounding.

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com